EXHIBIT 99.1
Sunair Services Corporation Announces the Acquisition of Pest Environmental
FORT LAUDERDALE, Fla., Dec. 20 /PRNewswire-FirstCall/ — Sunair Services Corporation (Amex: SNR — News) announced today that it has completed its acquisition of Pest Environmental, a pest control and termite services company located in Central Florida with revenue of $4.85 million as of December 31, 2004.
“We are building a substantial pest control and lawn care company dedicated to superior customer service through both acquisition and organic growth. Pest Environmental is a great fit for us and takes us another step down that path,” said John Hayes, CEO of Sunair Services Corporation.
Greg Clendenin, CEO of Middleton Pest Control, Inc. and Sunair Southeast Pest Holdings, stated, “We have long been interested in the growth area of Citrus, Hernando and Pasco counties. We believe that this new addition gives us an important new footprint in the Central Florida area, a strategically located operations site, and tuck-in revenue for our current offices. We also look forward to adding the Pest Environmental Team to the Middleton family.”
About Sunair Services Corporation
Sunair Services Corporation, a Florida corporation, through its wholly owned subsidiary, Middleton Pest Control, Inc., with headquarters located in Orlando, Florida, provides pest control and lawn care services to both residential and commercial customers. Middleton provides essential pest control services and protection against termites, insects, and bugs to homes and businesses. In addition, Middleton supplies lawn care services to homes and businesses, which includes fertilization treatments and protection against disease, weeds and insects for lawns and shrubs. Through its wholly owned subsidiary, Sunair Communications, Inc., Sunair also is engaged in the design, manufacture and sale of High Frequency (HF) systems utilized for long-range voice and data communications in fixed station, mobile and marine strategic applications. Since 1956, Sunair has maintained an established presence in domestic and international government and military markets, including the NATO community.
Some of the statements in this press release, including those that contain the words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “should,” “intend” and other similar expressions, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the benefits of the acquisition of Pest Environmental and the Company’s acquisition strategy. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or those of our industry to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements include the inability to successfully integrate Pest Environmental’s operations with the Company’s operations, the inability to consummate future acquisitions or pursue growth opportunities, the inability to raise additional capital to finance expansion, the risks inherent in the entry into new geographic markets, changes in regulatory conditions, competition, risks associated with general economic conditions and other factors included in the Company’s filings with the SEC. Copies of the Company’s SEC filings are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.